Exhibit 10.3

Contract No.: No. 48 (2005)

Wuhan Iron & Steel (Group) Corp.

Lump Sum Turn Key Project about Sprinkler System Design &

Construction of Wuhan No. 2 Cold-rolled Sheet Plant

Project No.: WuKuo 28

Owner: Wuhan Iron & Steel (Group) Corp.

Contractor: Sureland Industrial Fire Safety Co., Ltd.

Signing Date: MM/DD/2005

Wuhan Iron & Steel (Group) Corp.

Lump Sum Turn Key Project about Sprinkler System Design & Construction of

Wuhan No. 2 Cold-rolled Sheet Plant

Owner: Wuhan Iron & Steel (Group) Corp.

Contractor: Sureland Industrial Fire Safety Co., Ltd.

In accordance with Contract Law of the People’s Republic of China and other laws, rules and regulations, following the principle of equality, fairness, honesty and credibility, and combining the physical circumstance of this project, both parties have reached assent on relevant issues about the project construction, and then concluded the contract to keep and implement together.

Article 1 General Situation of the Project

1.1	Project Name: Lump Sum Turn Key Project about Sprinkler System Design & Construction of Wuhan No. 2 Cold-rolled Sheet Plant

1.2	Project No.: WuKuo 28

1.3	General Contracting Basis:

1.4	Project Site: In Wuhan No. 2 Cold-rolled Sheet Plant of Wuhan Iron & Steel (Group) Corp.

1.5	Construction Scale:

1.6	Contracting Scope and Mode:

The contractor is responsible for the general contracting of whole project, such as project design, equipment assembly and purchase, construction and installation,

system debug, completion and trial run, training and service, and the detailed scope and content are included in his bid documents.

Article 2 Contract Time Limit

2.1 Contract Time Limit: the absolute time limit (180 days) coordinating with the construction schedule of main body after the contract goes into effect.

2.2 If encounter following conditions, the contract time limit can be postponed correspondingly after they are attested by field staff and confirmed by owner representative, which should be fixed in writing.

2.2.1 The project data provided by the owner are not complete, so that the construction progress is affected.

2.2.2 Water and power are cut off for more than 8 hours due to the owner during construction, so that the construction is affect and time limit is delayed.

2.2.3 The construction progress is affected because of natural calamities (such as typhoon, waterflood, flood and earthquake resulted from nature).

2.3 Completion of Project: after the system has operated for 3 months, the contractor assists the owner to accomplish functional examination, and then both parties sign the acceptance document, on the occasion, the project is completed. The quality guarantee period of this project is one year. There are two sets of completion data, with one to the unit with property rights, and the other to technical reform department.

Article 3 Quality Standard

3.1 The quality of this project is excellent.

Article 4 Construction Safety

4.1 The owner should make safety disclosure for the work undertook by the contractor, present specific safety requirements and conduct adjustment and reform on potential safety hazards in time.

4.2 The contractor should not only strictly implement the national Administrative Regulations on Safety in Construction Projects, relevant rules and regulations on safety construction of Wuhan Iron & Steel (Group) Corp., and safe operation rules, but also work out strict safety management system and take effective safety measures according to the owner’s safety disclosure and field situation. Besides, the contractor should be responsible for the consequences if he breaks above regulations.

4.3 Appliances for labor protection should be provided by the contractor himself.

4.4 The contractor should settle the fire accident due to violation of fire control regulation and code during construction.

4.5 The owner should punish the contractor for the production liability accident due to rule-violating construction or construction quality according to relevant regulations of the company.

Article 5 Contract Price

5.1 The breakdown prices of this project are as follows:

Construction cost: 8,157,557 Yuan, in capital, eight million one hundred and fifty seven thousand five hundred and fifty seven only

Equipment cost: 15,667,269 Yuan, in capital, fifteen million six hundred and sixty seven thousand two hundred and sixty nine only

Other cost: 770,020 Yuan, in capital, seven hundred and seventy thousand and twenty only

Total: 24,594,846 Yuan, in capital, twenty four million five hundred and ninety four thousand eight hundred and forty six only

5.2 Adopting the close-end rationing system based on contracting contents, the total contract price won’t be subject to influences of market price variation and report on geological exploration; besides, contents and standards included in technical appendices are not allowed to be added, cancelled and modified freely.

Make out Wuhan Local Tax Invoice for construction cost, VAT Invoice for equipment cost and corresponding invoice for other cost.

Article 6 Payment of Contract Price

6.1 Payment of Advance

In 30 days after the contract goes into effect, the owner should pay the contractor 20% of contract price (4,918,986 Yuan) as the advance payment of this project.

6.2 Payment of Contract Price

For the arrival of equipments, the owner should pay the contractor 30% of contract price (7,378,454 Yuan) in 30 days after the he receives qualification certificates such as packing list, certification of fitness and delivery inspection record, and the equipments pass the test; and 45% (11,067,681 Yuan) in 30 days after the project passes the acceptance inspection; and the else 5% (1,229,742 Yuan) once as quality guarantee fund after he confirms there is not any objection in the expiry of quality guarantee period.

6.3 The contractor will send “Performance Bond” (5% of total contract price, namely, 1,229,742 Yuan) to the owner in 15 days after the contract goes into effect, and the owner will notify the contractor of the completion of performance bond after the final acceptance is confirmed and passed.

Article 7 Documents Composing the Contract

7.1 The documents composing the contract include:

7.1.1 General contract of the project

7.1.2 Appendices of the contract

Appendix 1 Project outline

Appendix 2 Technical specification

Appendix 3 List of Main Equipments and Materials

Appendix 4 Attached drawings

Appendix 5 Data submission of both parties

Appendix 6 The contractor’s general contracting scope

Appendix 7 Guaranteed value and assessment method

Appendix 8 Spare parts for production

Appendix 9 Quality control and acceptance standard for design, manufacturing, construction and installation

Appendix 10 Purchase and acceptance of equipments and materials

Appendix 11 Personnel dispatch

Appendix 12 Debugging, operating, as well as output- and standard-reaching

Appendix 13 Overall plan of the project

Appendix 14 Project management

Article 8 Rights and Obligations

8.1 Contractor

8.1.1 In the construction and quality guarantee period, the contractor should appoint project manager and technical leader according to the list in bid document to be stationed in the filed making management and keeping the relative stability of their posts. If it is necessary to replace, must negotiate with the owner in advance for approval. If the owner thinks the project manager’s or the technical leader’s work capacity and professional skill is insufficient to implement the contract, the contractor should withdraw them as soon as possible and appoint new ones under the approval of owner at the same time. If there is problem found on site, the project manager, technical leader and relevant technicians from the contractor must reach the field to solve in 24 hours.

8.2 Approved by the contract-issuing party or according to the contract, the contractor can make the non-main body and non-key work of contracted project subcontracted to the entity with corresponding qualification, and then conclude the subcontract with him, the contractor must finish the construction of main building structure, both contractor and subcontractor should assume the joint and several responsibility for the project. Prohibit the contractor from subcontracting the whole building engineering to the other, or others after dismembering it. Prohibit the contractor from subcontracting the project to the unit without corresponding qualifications. Prohibit the subcontractor from subcontracting the project any more. The subcontractor must be confirmed by the owner, if the subcontracted is not confirmed by the owner once, 10% of the contract price will be deducted, while thrice, the one-year inner construction qualification in Whuhan Iron & Steel Corp. will be cancelled, and 20% of contract price will be deducted; if the contractor subcontract the whole building engineering to the other, or others after dismembering it, the two-year inner construction qualification in Whuhan Iron & Steel Corp. will be cancelled, and 30% of contract price will be deducted.

8.1.3 The contractor selects the subcontractor and equipment supplier strictly according to the national law on tenders and bids for engineering, and is asked to announce the bid, once he is found not implement the law on tenders and bids, one-year general contract qualification (projects of Wuhan Iron & Steel Corp.) will be, and 10% of contract price will be deducted for one time, increasing successively.

8.1.4 The contractor must make sure the accuracy of total engineering quantity, control the engineering quantity on construction drawing within the total quantity range of engineering awarded; and guarantee the design is correct ad complete, and the shape is dependable; if there is any items missed or error in the design, the contractor should assumer the responsibility and costs.

8.2 Owner

8.2.1 The owner is responsible for examining and approving the report on starting of construction work which is submitted by the contractor, and coordinating to solve the power supply needed in the contractor’s construction site and the contacts used by relevant equipments.

8.2.2 The owner is responsible for assisting the contractor to handle relevant procedures about safety, safeguard and afforestation, etc.

8.2.3 The project is supervised. The owner entrust the supervision unit with the overall supervision on the project construction.

Article 9 Liabilities for Breach of Contract

9.1 Liabilities for breach of contract should abide by relevant laws, rules and regulations such as Construction Law of the People’s Republic of China.

9.2 Contractor

9.2.1 The contractor cannot modify the former project design at will. So he should assume the expense arising from unilaterally modifying design and the owner’s director losses caused accordingly, but the time limit won’t be postponed.

9.2.2 In addition to purchasing materials and equipments according to the technical appendices signed, and providing the qualification certificate of products, the contractor is responsible for the quality of materials and equipments. Under conditions that materials and equipments are not purchased according to the technical appendices signed, the owner has right to ask for purchasing again, but the contractor assumers the corresponding expense, and the time limit won’t be postponed.

9.2.3 Under conditions the project quality is not in conformity to contractual stipulations due to contractor, the contractor should be responsible for free repair or rework.

9.2.4 The time of completion of the project is not in conformity to the stipulation of contract due to contractor, the contractor should compensate 10,000 Yuan every one day overdue, and the accumulated amount of compensation should not exceed 5% of contract price.

9.2.5 Make the functional assessment according to Appendix 7, if one index dose not reach the guaranteed value, the contractor should pay the compensation on basis of the index deviation.

After the functional assessment is finished, if some index for performance check cannot reach the guaranteed value yet, both the contract-issuing party and the contractor should research together to analyze the causes and define the responsibilities. If it is due to the contractor, the owner should agree that the contractor can postpone the assessment period adequately, so that the contractor can make adjustment, reform and performance reassessment in time. If it cannot reach the guarantee value yet at that time, make the compensation according to above regulations.

9.2.6 If the investments for the project are increased or the output is not reached due to contractor, the contractor should make compensation for the losses, and the accumulated amount of compensation should not exceed 10% of total contract price.

9.2.7 In the quality guarantee period, the contractor not only is responsible for repair or replacement, and but also should assume all the expenses and the owner’s losses for the quality problem caused by him in his contracting scope.

9.2.8 The contractor should keep all details of the contract secret, and cannot transfer or disclose to the third party in any form without prior permission from the owner. Both parties should regard all the content of the business section in the contract as classified material, and cannot transfer or disclose to the third party in any form without prior permission from them.

9.3 Owner

9.3.1 The owner should pay the relevant expenses strictly according to the approved withdrawal plan declared by the contractor, if the payment is delayed due to owner, the owner should assume the contractor’s losses.

9.3.2 If the construction progress is delayed due to owner, the time limit can be postponed.

9.3.3 Both parties should make additional negotiation on the expense arising under conditions the owner presents new design content, and the increased engineering quantity is not in the quotation range of the contract.

9.4 After one party is in breach of the contract, the party should continue implementing the contract after assuming the liabilities for breach of contract other party under conditions that the other party asks him to continue implementing the contract.

Article 10 Dispute Solution

10.1 If there are disputes in the course of contract implementation, both parties should negotiate to solve in time, or submit for arbitration if they cannot reach agreement yet after negotiating.

10.2 Relevant arbitral authority in Wuhan makes arbitration in Wuhan, Hubei according to procedures and rules. Being the final award, the arbitral award is binding and should be obeyed by both parties. Besides, the party responsible should assume the costs of arbitration.

10.3 In arbitration period, both parties should continue implementing the contract except submitting proceedings for arbitration.

Article 11 Anti-corruption Convention

11.1 Party A and Party B should observe disciplines and law, and strictly implement the anti-corruption convention (see the anti-corruption convention). Both parties’ responsibilities and obligations are

11.1.1 Abiding by national laws and regulation, as well as relevant rules and regulations of enterprise, keeping honest and faithful in business, won’t abuse power for personal gains or rise in revolt without reasons or adopt unfair means to damage the other party’s interests.

11.1.2 Having right to refuse the other party’s unfair requirements and then appeal and report to the administrative department, resolutely resist the corruption with unfair means.

11.1.3 Subjecting to the supervision and inspection by the discipline inspection department, punishing the behavior violating the anti-corruption convention.

Article 12 Execution and Determination of Contract and Others

12.1 The contract goes into effect from the date when the representatives from owner and contractor put signatures and impress official seal on the contract, and automatically cease to be in force after the expiry of guarantee period.

12.2 Any party cannot transfer both parties’ rights and obligations stipulated in the contract to the third party by any party without the approval of the other party.

12.3 Being the inalienable parts of the contract, all the documents composing the contract have equal legal effect.

12.4 The original of the contract is in duplicate, each party will hold one; while the copy is in sextuplicate, each party will hold three respectively; both original and copy have equal legal effect.

12.5 Any modification or supplement of the contract must become effective after the representatives from both parties sign the written document that is the inalienable part of the contract and has the equal legal effect with the master contract.

Owner (Official Seal)	Contractor (Official Seal)

Wuhan Iron & Steel (Group) Corp.	Sureland Industrial Fire Safety Co., Ltd.

Registered Address: No. 158, Yejin Avenue, Qingshan	Registered Address: 22, Litian road, Nanbanbidian
District, Wuhan	Industry District, Beijing Capital Airport

Legal Representative:	Legal Representative: Li Gangjin

Entrusted Agent:	Entrusted Agent: Li Weigang

Transactor:	Transactor: Li Weigang

Bank of Deposit:	Bank of Deposit: Tianzhu Sub-office of Shunyi Branch of Agricultural Bank

Number of Account:	Number of Account: 120701040003145

Tel.: (027) 86893354	Tel.: (027) 86876230

Fax: (027) 86862508	Fax: (027) 86876230-8188

P. C.: 430083	P. C.: 430083

Contract-signing Date: Aug. 17, 2005